First Choice Bank Makes Record High Donation for its Annual Charity Golf Tournament

Cerritos, CA, November 15, 2018 – First Choice Bancorp (NASDAQ: FCBP) (“First Choice” or the “Company”), the holding company for First Choice Bank (the “Bank” or “FCB”), is proud to announce a record high donation amount from its 8th Annual Charity Golf Tournament. The tournament was held at the Industry Hills Golf Club in The City of Industry on October 25, 2018. The Bank’s total donation amount of $55,800 will be matched by the Much is Given Foundation. Thanks to the Foundation’s generosity, this year’s contribution to the 18-selected organizations will total $111,600. “Each year, FCB’s Annual Charity Golf Tournament has continued to grow in number of players and donations. It is exciting to see the impact this event has on our community, and we are already looking forward to coming together again next year to support local non-profits through a great game of golf,” said FCB President and Chief Executive Officer, Robert Franko.

The Bank presented this year’s Citizen of the Year award to Mickey Segal, Managing Partner of Nigro Karlin Segal & Feldstein LLP. Mr. Segal’s philanthropic activities are numerous and include serving as Chairman for both the Rose Bowl Legacy Foundation and Arcadia Methodist Hospital, as well as chairing several worthy events and campaigns such as the Arcadia Unified School District’s Technology Plan, the American Cancer Society’s 100th Birthday Celebration, and St. Jude Research Hospital’s Southern California Gala. His devotion to these organizations, along with so many other charitable groups and events, has helped to raise tens of millions of dollars for countless individuals in need. The spirit of giving he displays in selflessly donating his time, energy and money to those less fortunate and in need of help are the reasons why First Choice chose Mickey Segal as its 2018 Citizen of the Year. “It is an honor to be recognized,” said Mr. Segal. “I share this with the many other people in our community who support those in need.”

The Bank also honored the late Uka Solanki, First Choice Director, who passed away unexpectedly in September. The FCB Inspiration Award, which was accepted by Mr. Solanki’s wife Nalini and son Harish at the event, recognized the great humanitarian efforts Mr. Solanki made during his lifetime. “He made a tremendous difference in the lives of so many,” stated FCB Chairman Peter Hui. “He will be sorely missed by the First Choice Bank family.”

The 18 non-profit organizations this year were: ABC Unified School District Education Foundation, ACCION, Blind Children’s Learning Center of Orange County, Chinese Christian Herald Crusades- Rowland Heights, Fresh Start Surgical Gifts, Giving Children Hope, Instituto de Avance Latino (IDEAL), Journey House, Junior Achievement Southern California, Kidsingers, Little Tokyo Service Center, National MS Society- Pacific Chapter, Orangewood Children’s Home Auxiliary La Casa, SIMNSA , Solidarity , St. Jude Children’s Research Hospital- Southern California, Teen Challenge LA County, Union Station Homeless Services.

First Choice Bank would also like to thank the generous sponsors and participants for helping to make the event such a success. Platinum Sponsors included American First National Bank, Big Saver Foods, CIM Group Inc., Hospitality Unlimited Investment, Interstate Hotels & Resorts, LIFERAY, NKSFB LLC, Paradigm, PINN Investments, Tarsadia Foundation and Tri-Lin Holdings. Gold Sponsors included Abacus Payroll Services, CoreCapital, DC Construction, Hawaiian Garden Casino-The Garden Casino, KingFisher Trading, Loren P. Hansen, APC, and Vavrinek, Trine, Day & Co LLP. The Longest Drive Sponsor were Chicago Title, Amit Sharma and Kamla for Hope. Closest to the Pin Sponsor included Financial Guaranty Insurance Brokers Inc. and Insignia Mortgage Inc. Hole in One Sponsors were Hospitality One Construction, J&E Private Security Corporation, Thong, Yu, Wong & Lee, LLP and UMS. The Dinner Sponsor was Mega Bank and a Special Thanks to S3 Hotel for a generous donation.

Frist Choice Bank would like to thank the players, donors, sponsors, volunteers and friends for their generous contributions to make this year’s Charity Golf event a tremendous success.

About First Choice Bancorp

First Choice Bancorp is the registered bank holding company for First Choice Bank. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving diverse consumers and commercial clients and specializing in loans to small businesses, private banking clients, commercial and industrial (C&I) loans, and commercial real estate loans with a niche in providing finance for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP”. First Choice Bank’s website is www.FirstChoiceBankCA.com.

FORWARD-LOOKING STATEMENTS

Except for the historical information in this news release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and charge-offs, results of examinations by our banking regulators, our ability to maintain adequate levels of capital and liquidity, our ability to manage loan delinquency rates, our ability to price deposits to retain existing customers and achieve low-cost deposit growth, manage expenses and lower the efficiency ratio, expand or maintain the net interest margin, mitigate interest rate risk for changes in the interest rate environment, competitive pressures in the banking industry, access to available sources of credit to manage liquidity, the local and national economic environment, changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the United Sates government including policies of the United States Treasury and the Board of Governors of the Federal Reserve Bank, the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, demand for financial services in our market area, implementation of new technologies, our ability to develop and maintain secure and reliable electronic systems, changes in accounting principles, policies and guidelines, and other risks and uncertainties. Accordingly, undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this release. First Choice Bank and First Choice Bancorp undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact:

First Choice Bank
Robert M. Franko, 562.345.9241
President & Chief Executive Officer